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                                    Exhibit B

              AMENDMENTS TO THE BY-LAWS ADOPTED BY THE DIRECTORS OF
            NORTHWESTERN MUTUAL SERIES FUND, INC. ON FEBRUARY 6, 2003

          RESOLVED, that pursuant to Article II, Section 2.01 of the By-laws of the Series Fund, effective May 1, 2003 (or the date of the Special Meeting, if the meeting is adjourned or postponed), the number of directors of the Series Fund shall be fixed at seven;

          FURTHER RESOLVED, that Section 2.01 of the By-laws of the Series Fund shall be amended to add the following sentence at the end thereof:
          "The Board may elect a Chairman of the Board, who, when present, shall preside at all meetings of the stockholders and the Board of Directors."

          FURTHER RESOLVED, that the By-laws of the Series fund shall be amended to add a new Section 2.08 to Article II providing for twelve year terms for service on the Board of Directors of the Series Fund as follows:

          Section 2.08 Term of Service. Each director of the corporation shall serve for a twelve-year term or until his or her earlier death, resignation, retirement or removal. The twelve-year term shall commence for all members of the Board of Directors on the later of May 1, 2003, or the date of their election or appointment to the board.

          FURTHER RESOLVED, that Article IV, Sections 4.01 and 4.04 shall be amended to provide for the position of Chief Financial Officer, and shall provide as follows:

          Section 4.01 Principal Officers of the Corporation. The principal officers of the corporation shall be a President, one or more Vice Presidents as may be designated by the Board of Directors, a Secretary, a Chief Financial Officer, a Treasurer and a Controller, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of the President and Secretary, and the offices of President and Vice President.

          Section 4.04 Duties. The duties of the respective officers shall be such as usually pertain to their offices and such other duties as may be prescribed by the Board of Directors. In the absence of the President, or inability to act, the Vice President (or in the event that there be more than one Vice President, the Vice President designated by the President or the Board of Directors) shall perform the duties of the President. In the absence of the Secretary, Chief Financial Officer or Treasurer, or the inability of such officers to act, such Assistant Secretaries or Assistant Treasurers, as the Board of Directors may, from time to time, appoint, may perform the duties of the Secretary, Chief Financial Officer or Treasurer, respectively. The President shall serve as the principal executive officer of the corporation and the Chief Financial Officer shall serve as the principal financial officer of the corporation. The Controller shall serve as the principal accounting officer of the corporation.

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          RESOLVED, that Article VIII, Section 8.16 of the By-laws setting forth the investment restrictions applicable to the Series Fund portfolios shall be eliminated and such restrictions shall be set forth in the Statement of Additional Information of the Series Fund.

          FURTHER RESOLVED, that the Board hereby adds sections 8.16, 8.17 and
          8.18 of the By-Laws of the Corporation to read as follows, effective February 7, 2003:

          8.16 Objectives of the AllianceBernstein Mid Cap Value Portfolio

               The primary investment objective of the AllianceBernstein Mid Cap Value Portfolio is long-term capital appreciation. Current income is a secondary objective. Investments will primarily be in common stocks of established companies having a strong financial position; a price/earnings ratio below major market indices, such as the Standard & Poor's 500 Composite Stock Price Index; an above average prospective earnings (relative to price) and dividend growth rate; and total market capitalization between $1 billion and $7.5 billion. The Portfolio will generally hold a security it purchases until the security no longer meets the financial or valuation criteria. The Portfolio may invest in convertible securities and may invest up to 20% of its assets in securities of foreign issuers. Foreign securities may include equity, debt and convertible securities and securities of foreign governments. Foreign issuers may be in established and emerging-market countries.

          8.17 Objectives of the Janus Capital Appreciation Portfolio

               The investment objective of the Janus Capital Appreciation Portfolio is long-term growth of capital. The Portfolio will seek to achieve this objective primarily by investing in common stocks selected for their growth potential. The Portfolio may invest in companies of any size, from larger, well established companies to smaller, emerging growth companies. Consistent with its investment objective and policies the Portfolio may invest without limit in foreign equity and debt securities. A portion of the assets may be held in cash or similar investments. The Portfolio invests primarily in domestic and foreign equity securities, which may include preferred stocks, common stocks and securities convertible into common or preferred stocks. To a lesser degree, the Portfolio may invest in other types of domestic and foreign securities and use other investment strategies. These may include:

               1.   Debt securities.

               2.   Indexed/structured securities.

               3. High-Yield/High-Risk bonds (less than 35% of the Portfolio's assets).

               4. Options, futures, forwards, swaps and other types of derivatives for hedging purposes or for non-hedging purposes such as seeking to enhance return.

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               5.   Short sales (no more than 8% of the Portfolio's assets may be invested in "naked" short sales).

               6. Securities purchased on a when-issued, delayed delivery or forward commitment basis.

               The Portfolio may invest in special situations. A special situation arises when, in the opinion of the manager, the securities of a particular issuer will be recognized and appreciate in value due to a specific development with respect to that issuer. Special situations may include significant changes in a company's allocation of its existing capital, a restructuring of assets, or a redirection of free cash flow. Developments creating a special situation might include, among others, a new product or process, a technological breakthrough, a management change or other extraordinary corporate event, or differences in market supply of and demand for the security.

          8.18.1.1.1     Objectives of the T. Rowe Price Equity Income
                         Portfolio

               The investment objective of the T. Rowe Price Equity Income Portfolio is to provide substantial dividend income as well as long-term growth of capital. The Portfolio seeks to achieve this objective through investment in the common stocks of established companies. The Portfolio will normally invest at least 80% of its assets in common stocks, with 65% in the common stocks of well-established companies paying above-average dividends. The Portfolio will typically employ a value approach in selecting investments. The Manager seeks to identify companies that appear to be undervalued by various measures and may be temporarily out of favor, but have good prospects for capital appreciation and dividend growth. In selecting investments, management generally looks for the following:

               1.   An established operating history.

               2.   Above-average dividend yield relative to the S&P 500.

               3.   Low price/earnings ratio relative to the S&P 500.

               4. A sound balance sheet and other positive financial characteristics.

               5. Low stock price relative to a company's underlying value as measured by assets, cash flow or business franchises.

               In pursuing its investment objective, the Portfolio's management has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the Portfolio's management believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply or demand for the securities. While most assets will be invested in U.S. common stocks, the Portfolio may also purchase other securities, including foreign stocks, futures, and options, in keeping with the objectives of the Portfolio. A portion of the assets may be held in money market reserves.